Exhibit 99.1
For Immediate Release:
TIME WARNER AND TIME WARNER CABLE
AGREE TO SEPARATION
Time Warner Cable to Declare One-Time Dividend of
$10.9 Billion to Its Stockholders, Payable Just Prior to Separation
Time Warner to Receive $9.25 Billion of Time Warner Cable’s Dividend

NEW YORK, May 21, 2008 — Time Warner Inc. (NYSE:TWX) and Time Warner Cable Inc. (NYSE:TWC) today announced that their respective boards of directors have approved an agreement that will result in the complete legal and structural separation of the two companies.
Time Warner President and Chief Executive Officer Jeff Bewkes said: “This is the right step for Time Warner and Time Warner Cable stockholders. After the transaction, each company will have greater strategic, financial and operational flexibility and will be better positioned to compete. Separating the two companies also will help their management teams focus on realizing the full potential of the respective businesses and will provide investors with greater choice in how they own this portfolio of assets. We’re bullish on Time Warner Cable’s prospects, but its strategic goals and capital needs are increasingly different from those of our other businesses.”
Mr. Bewkes continued: “Once the transaction is completed, Time Warner will have a streamlined portfolio of leading businesses focused on creating and distributing our branded content across traditional and digital platforms worldwide. Our company will also have increased flexibility in its capital structure. We’ll continue to balance investment opportunities against the benefits of returning capital directly to our stockholders, within a disciplined financial framework intended to maintain solid investment-grade credit ratings.”
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “Today’s announcement marks the next important step in Time Warner Cable’s evolution as a stand-alone, public company. In a single transaction we increase our strategic and financial flexibility, simplify our capital structure, enhance the public float and liquidity of our stock and return substantial capital to our stockholders. Importantly, we expect to accomplish all of this while maintaining solid investment-grade credit ratings. Paying a sizeable, one-time dividend is a reflection of our continued confidence in our growth prospects. Our separation from Time Warner also enhances our ability to compete aggressively and perform well in a highly competitive environment by delivering the innovative telecommunications services that our customers need, while making prudent investments to deliver continued value for our stockholders.”
The transaction will include the following steps:
•	Time Warner exchanges its 12.4% interest in TW NY Cable Holding Inc., a subsidiary of Time Warner Cable, for 80 million newly issued shares of Time Warner Cable’s Class A common stock — increasing Time Warner’s ownership stake in Time Warner Cable’s common stock from 84% to 85.2%;

•	Time Warner Cable declares a one-time dividend to all of its stockholders of $10.27 per Time Warner Cable common share — a total of approximately $10.9 billion — payable immediately prior to completion of the separation;

•	Time Warner receives $9.25 billion from this dividend;

•	Time Warner converts its Time Warner Cable Class B common shares (each Class B common share has the voting power equivalent to 10 Class A common shares) into Time Warner Cable common shares on a one-for-one basis in a recapitalization that results in Time Warner Cable having one class of common stock; and

•	Time Warner distributes its entire ownership stake in Time Warner Cable to Time Warner stockholders in a tax-efficient manner. The exact form of the distribution will be determined shortly before the closing of the transaction, based on market conditions.
Time Warner Cable expects to fund the one-time dividend through its existing revolving credit facility and $9 billion from a new, committed two-year bridge term financing from a syndicate of banks. In addition, Time Warner has agreed to provide a commitment for a supplemental two-year term loan of up to $3.5 billion to enable Time Warner Cable to repay the bridge financing at its maturity, in the unlikely event Time Warner Cable has not replaced the bridge financing with long-term financing. At the completion of the transaction, Time Warner and Time Warner Cable both expect to have solid investment-grade credit ratings.
The transaction is contingent on a favorable IRS ruling on its tax treatment as well as customary regulatory reviews and local franchise approvals. The transaction is expected to close in the fourth quarter.
The Time Warner Cable board of directors approved the transactions following a unanimous recommendation by the members of the Special Committee of Independent Directors that was formed for the purpose of reviewing, considering, evaluating and participating in the negotiations concerning the transactions.
Citigroup Global Markets Inc. and Goldman, Sachs & Co. are serving as lead financial advisers to Time Warner. Cravath, Swaine & Moore LLP is serving as legal adviser to Time Warner. Additionally, BNP Paribas Securities Corp., Banc of America Securities LLC, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC are providing financial advice to the management of Time Warner. Morgan Stanley & Co. Incorporated is serving as financial adviser to Time Warner Cable, and Evercore Group L.L.C. is serving as financial adviser to the Special Committee of Time Warner Cable’s board of directors. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal adviser to Time Warner Cable, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal adviser to the Special Committee.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.
About Time Warner Cable Inc.
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of

March 31, 2008, Time Warner Cable served approximately 14.7 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 33.0 million revenue generating units.
Information on Time Warner & Time Warner Cable Conference Call
Time Warner and Time Warner Cable will hold a joint conference call at 8:30 am ET on Wednesday, May 21, 2008.
The dialing instructions for the call are:
In the United States: 888-455-8240
Outside the U.S.: 773-799-3437
Passcode: 052108
Please dial in at least ten to fifteen minutes before the call’s scheduled start to ensure you are connected in time for the beginning of the call.
A replay will be available starting approximately two hours after the call has ended and will run through midnight ET May 23, 2008, at the following numbers:
Inside the United States: 866-378-0650
Outside the U.S.: 203-369-0320
No passcode is required for either of the replay numbers.
You are also invited to listen to the call live on Time Warner’s Web site at www.timewarner.com/investors or Time Warner Cable’s Web site at www.timewarnercable.com/investors. There will be a replay available beginning approximately two hours after the call has ended.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about the benefits to Time Warner and Time Warner Cable of the separation. These statements are based on the current expectations or beliefs of both companies’ management, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein depending on whether the separation transaction is consummated in the manner contemplated, or at all, as well as due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner and Time Warner Cable. More detailed information about these factors may be found in filings by Time Warner and Time Warner Cable with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner and Time Warner Cable are under no obligation to, and expressly disclaim any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Time Warner Corporate Communications	Time Warner Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Chris Clipper (212) 484-6297

Time Warner Cable Corporate Communications	Time Warner Cable Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
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